SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2003

Commission file number 001-16111

GLOBAL PAYMENTS INC.

(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Four Corporate Square, Atlanta, Georgia	30329-2009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 404-728-2719

NONE

(Former name, former address and former fiscal year, if changed since last report)

Item 5. Other Events

On August 11, 2003, Global Payments Inc. entered into a definitive agreement to acquire Latin America Money Services, LLC, or LAMS, a holding company which directly owns a majority of the outstanding equity interest in DolEx Dollar Express, Inc., or DolEx, and indirectly owns a majority of the outstanding equity interest in DolEx Envios S.A. de C.V., a Mexican subsidiary of DolEx. The transaction, which is structured as a merger between a newly created subsidiary of Global Payments and LAMS, is subject to regulatory approvals; however it is expected to close before the end of 2003. Global Payments is also acquiring the remaining minority interest in DolEx, so that following the transaction, DolEx will be a wholly-owned, indirect subsidiary of Global Payments. The purchase price is $190 million, plus a contingent payment of up to $10 million based on the 2003 financial results of DolEx. Global Payments expects the purchase price to be financed under its existing line of credit, cash on hand, and notes payable. Global Payments intends to operate the business in a manner consistent with DolEx’s historical operations.

Founded in 1996, DolEx is a leading provider of consumer-to-consumer electronic money transfer services to the Latino community living in the U. S. and their Latin American families abroad. DolEx provides services that allow customers to send money from its network of retail branches in the U.S. to beneficiaries in Latin America. The company has its headquarters in Arlington, Texas, operates hundreds of branches across the U.S. in areas with large Latino populations, and has settlement arrangements with thousands of bank, exchange house, and retail locations in Latin America. For the fiscal year ended December 31, 2002, DolEx and DolEx Envios reported total revenues of $69.9 million.

Item 7. Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description

10	Agreement and Plan of Merger dated as of August 11, 2003

99.1	Press Release dated August 12, 2003

Item 9. Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 and reported under this Item 9 is the press release of the company dated August 12, 2003, which shall not be deemed to be filed for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section.

2

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Payments Inc. (Registrant)

Date: August 12, 2003	By:	/s/ James G. Kelly
James G. Kelly Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)